UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2011 (September 9, 2011)

CST Holding Corp.
(Exact name of registrant as specified in Charter)

Colorado	000-53095	26-0460511
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3435 Ocean Park Blvd., Suite 107-282
Santa Monica, CA 90405
(Address of Principal Executive Offices)

(310) 807-1765
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

We signed an employment offer and agreement letter (the “Employment Agreement) on September 1, 2011, which John Ellis accepted on September 9, 2011, in connection with the appointment of Mr. Ellis as President and Chief Operating Officer.   The effective date of the 4-year appointment was the earlier of (i) the registrant securing a $2 million minimum financing commitment and (ii) October 15, 2011, but, by oral agreement, the parties agreed that the effective date is October 3, 2011.

Mr. Ellis’ annual base salary is $200,000.  He will be eligible for a bonus beginning with the 2012 fiscal year of $20,000 based on achieving 20% annual organic EBITDA growth, excluding any growth from making acquisitions of companies and other revenue producing assets.

Mr. Ellis will receive a grant of options to purchase 500,000 shares of common stock at $1.00 per share, vesting 33% 365 days following the start of his appointment and 2.792% per month thereafter.  He will be eligible for a bonus of options beginning with the 2012 fiscal year of annual options to purchase 125,000 shares of common stock based on achieving 20% organic EBITDA growth, excluding any growth from making acquisitions of companies and other revenue producing assets.

The employment can be terminated by either party for any or no reason.  If either party terminates for any reason other than cause or if Mr. Ellis for good reason, and if in either case Mr. Ellis signs a waiver and release of claims against the registrant, then he will receive his base salary for the 3 months following termination.

As required by the Employment Agreement, Mr. Ellis resigned from our Board upon effectiveness of his appointment as an officer.

A copy of the Employment Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation as Director

Effective October 3, 2011, John Ellis resigned from the Board of Directors in connection with his appointment as the registrant’s President and Chief Operating Officer.  Mr. Ellis replaces Matt Hill in the role of President.  Mr. Hill remains as our Chairman of the Board and Chief Executive Officer.

(c) Appointment of Officer

On September 18, 2011, our Board of Directors appointed John Ellis as President and Chief Operating Officer for a 4-year term, which began on October 3, 2011.

Mr. Ellis, age 42, was a member of the Board from September 17, 2011 to October 3, 2011.  Mr. Ellis was a director of the registrant’s wholly owned subsidiary, WebXU, Inc., since July 2011.  Mr. Ellis has been instrumental in building and managing online businesses at leading public companies including ValueClick, Yahoo, EarthLink, and Kinko's.  He is the Chief Executive Officer of PurePhoto since April 2009.  From December 2007 to December 2008, he was the Chief Operating Officer and Chief Marketing Officer of NextMedium.  From September 2005 to August 2007, he was Vice President of Global Product Management for ValueClick, joining this company through its acquisition of Fastclick where he was previously the VP of Marketing and Products.

In connection with the appointment, we entered into the Employment Agreement described in Item 1.01 above.  A copy of the Employment Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The description of the Employment Agreement in Item 1.01 is also incorporated by reference herein, and the description does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exh. No.	Description

10.1	Employment Agreement between the registrant and John Ellis, dated September 1, 2011 and accepted September 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST Holding Corp.

Date: October 6, 2011	By:	/s/ Jeffrey B. Aaronson
Jeffrey B. Aaronson Chief Financial Officer